UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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       Preliminary Proxy Statement

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       Definitive Proxy Statement

       Definitive Additional Materials

       Soliciting Material Pursuant to § 240.14a-12

Hess Corporation
(Name of Registrant as Specified in Its Charter)

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HESS CORPORATION

News Release

FOR IMMEDIATE RELEASE

HESS AND ELLIOTT REACH RESOLUTION TO END PROXY CONTEST

Hess To Add Three Elliott Director Nominees to Board and Elliott Agrees to Support Five Hess Director Nominees

Majority of Board To Be Refreshed

Houston TX, May 16, 2013 – Hess Corporation (NYSE:  HES) (“Hess”) today announced that it has reached an agreement with Elliott Management to resolve its proxy contest.  Under the terms of the agreement, Elliott will withdraw its slate of five director nominees and support the election of Hess’ five new directors: John Krenicki Jr., Fredric Reynolds, William Schrader, Kevin Meyers and Mark Williams.  Three of Elliott’s director nominees: Rodney Chase, Harvey Golub, and David McManus are being added to the 2015 director class.  The reconstituted Board would continue to consist of 14 persons as a result of various retirements.  The Board would appoint two of the Elliott nominees to a five-member Nominating and Corporate Governance Committee, and one Elliott nominee would be appointed to the Compensation Committee.

John Hess, Chairman and CEO, said, “We are pleased to reach an agreement that we believe is in the best interests of Hess shareholders, and we welcome each of our new directors.  We remain focused on execution and believe that the new Board will provide effective oversight to ensure that we continue to create meaningful long-term value for all Hess shareholders." Mr. Hess continued, “On behalf of the entire Board and Company, I would like to thank each of our departing board members – Nicholas Brady, Gregory Hill, Thomas Kean, Samuel Nunn, Frank Olson, and F. Borden Walker – for serving with distinction.  They each deserve significant appreciation for their terrific service to the Company.”

Hess has adopted measures to refresh the majority of its board, separate the roles of Chairman & CEO, and recommend in favor of a resolution to destagger the board with the full support of the Hess family shares.

John Pike, Senior Portfolio Manager at Elliott Management said, “We are pleased to welcome a highly-qualified and refreshed board at Hess. In just a few months, we have seen encouraging changes that will benefit all shareholders including the replacement of 9 out of 14 board members and significant value creation for stockholders. As a substantial shareholder, we look forward to continued progress that will unlock further value.”

Cautionary Statements

This document contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain risk factors. A discussion of these risk factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

This document contains quotes and excerpts from certain previously published material. Consent of the author and publication has not been obtained to use the material as proxy soliciting material.

Important Additional Information

Hess Corporation, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Hess shareholders in connection with the matters to be considered at Hess’ 2013 Annual Meeting. Hess has filed a definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission in connection with the 2013 Annual Meeting. HESS SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed with the SEC.  Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Hess with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at Hess’ website at www.hess.com, by writing to Hess Corporation at 1185 Avenue of the Americas, New York, NY 10036, by calling Hess’ proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885 or by email at hess@mackenziepartners.com.

For Hess Corporation:

Investor Contact:

Jay Wilson, (212) 536-8940

Or

Dan Burch/Bob Marese

MacKenzie Partners, Inc.

(212) 929-5500

Media Contacts:

Jon Pepper, (212) 536-8550

Or

Michael Henson/Patrick Scanlan

Sard Verbinnen & Co

(212) 687-8080

For Elliott Management:

Elliot Sloane

Sloane & Company

212-446-1860

Esloane@sloanepr.com

John Hartz

Sloane & Company

212-446-1872

Jhartz@sloanepr.com